SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2017

(Exact name of registrant as specified in its charter)
UNION BANKSHARES, INC.

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
Vermont	001-15985	03-0283552

(Address of principal executive offices)		(Zip Code)
20 Lower Main St., P.O. Box 667		05661-0667
Morrisville, VT

Registrant's telephone number, including area code: (802) 888-6600

(Former name or former address, if changed since last report)
Not applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

c    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

c    Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

c    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

c    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
As discussed in the Company's current report on Form 8-K, filed on October 18, 2017, the Company's Board of Directors voted to terminate Union Bank’s Defined Benefit Pension Plan. Management expects that the settlement of all assets and liabilities under the Plan will be complete by December 31, 2018. The Company made an $850 thousand contribution to the Plan to fund lump sum payments and annuity purchases. Actuarial calculations have been prepared now that participant elections have been finalized and an annuity provider has been chosen. The Company expects to record $3.7 million in net pension termination expenses, $507 thousand of which has already been recognized in Employee Benefits on the Consolidated Income Statement for the nine months ended September 30, 2018, the remaining $3.2 million will be recognized during the fourth quarter of 2018. Once the process is complete, the Company will no longer have any remaining defined benefit pension plan obligations and thus no periodic pension expense in future periods.

Item 2.02: Results of Operations and Financial Condition
As provided in General Instruction B.2 to Form 8-K, the information furnished in this Item 2.02 and in Exhibit 99.1 hereto shall not be deemed filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing with the Securities and Exchange Commission, except as shall be expressly provided by specific reference in such filing.
On November 8, 2018, Union Bankshares, Inc. distributed its Third Quarter 2018 unaudited Report to Shareholders, a copy of which is furnished with this Form 8-K as Exhibit 99.1, presenting information concerning our results of operations and financial condition for the three and nine months ended September 30, 2018 and the declaration of a regular quarterly dividend.

Item 9.01: Financial Statements and Exhibits
d) Exhibits:

99.1	Union Bankshares, Inc. Third Quarter 2018 Report to Shareholders distributed November 8, 2018 referred to in Item 2.02 of the Report as furnished, not filed; herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Union Bankshares, Inc.

November 8, 2018	/s/ David S. Silverman
David S. Silverman
President/Chief Executive Officer

November 8, 2018	/s/ Karyn J. Hale
Karyn J. Hale
Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1	Union Bankshares, Inc. Third Quarter 2018 Report to Shareholders distributed November 8, 2018.